BLUEGREEN VACATIONS

REPORTS FINANCIAL RESULTS FOR THIRD  QUARTER 2022

BOCA RATON, Florida – November 3, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) reported today its financial results for the quarter ended September 30, 2022.

Key Highlights as of and for the Quarter Ended September 30, 2022:

•	Net income attributable to shareholders decreased 1% to $23.0 million from $23.1 million in the prior year quarter.
•	Diluted Earnings Per Share (“EPS”) increased 12% to $1.19 from $1.06 in the prior year quarter.
•	Total revenue increased 17% to $250.8 million from $214.5 million in the prior year quarter.
•	System-wide sales of vacation ownership interests (“VOIs”) increased 15% to $206.9 million from $180.6 million in the prior year quarter.(1)
•	Number of guest tours increased 11% to 69,490 from 62,449 in the prior year quarter.
•	Vacation packages sold were 40,595 compared to 52,013 in the prior year quarter.
•	Vacation packages outstanding of 169,950 as of September 30, 2022, compared to 174,496 outstanding as of September 30, 2021.
•	Resort operations and club management segment adjusted EBITDA increased 1% to $21.9 million from $21.6 million in the prior year quarter.
•	Adjusted EBITDA attributable to shareholders decreased 2% to $41.9 million from $42.6 million in the prior year quarter. (2)

Key Highlights for the Nine Months Ended September 30, 2022:

•	Net income attributable to shareholders increased 24% to $56.7 million from $45.6 million in the prior year period.
•	Diluted EPS increased 27% to $2.81 from $2.21 in the prior year period.
•	Total revenue increased 23% to $681.5 million from $554.1 million in the prior year period.
•	System-wide sales of VOIs increased 24% to $556.9 million from $451.1 million in the prior year period.(1)
•	Number of guest tours increased 19% to 184,816 from 155,803 in the prior year period.
•	Vacation packages sold were 122,980 compared to 157,639 in the prior year period.
•	Resort operations and club management segment adjusted EBITDA increased 8% to $63.4 million from $58.9 million in the prior year period.
•	Adjusted EBITDA attributable to shareholders increased 18% to $107.6 million from $91.1 million in the prior year period. (2)
•	Free cash flow decreased 21% to $59.3 million from $74.6 million in the prior year period. (3)

In addition to the above highlights for the quarter and nine months ended September 30, 2022, the Company renewed and expanded a VOI receivable-backed notes purchase facility to $250.0 million in September 2022.

(1) See appendix for reconciliation of system-wide sales of VOIs to gross sales of VOIs for each respective period.

(2) See appendix for reconciliation of Adjusted EBITDA attributable to shareholders to net income attributable to shareholders for each respective period.

(3) See appendix for reconciliation of free cash flow to net cash provided by operating activities

Alan B. Levan, Chairman and Chief Executive Officer of Bluegreen Vacations Holding Corporation, commented, “We are very excited that our top-line VOI revenue growth produced the highest quarterly sales of VOIs in Bluegreen’s history. This record $206.9 million of system-wide sales of VOIs was a 15% increase over the prior year quarter.  The increase reflected that our marketing team produced more guest tours, an increase of 11% over the prior year quarter, and the achievement of a 3% increase in sales volume per guest.   This increase in sales efficiency was achieved despite maintaining what we believe to be an industry-leading percentage of sales to new customers, which represented 48% of sales in the third quarter of 2022 and 51% in the third quarter of 2021.”

“Our sales of VOIs are driven by the success of our marketing programs, and Bluegreen’s marketing to new customers generally begins with the sale of a vacation package to a prospect. During the third quarter of 2022, we sold 40,595 vacation packages compared to

52,013 in the third quarter of 2021. We believe that the decrease reflected the continued effects of a challenging labor market which affected staffing levels and resulted in increased turnover which consequently impacted package sales at our marketing kiosks.  The decrease may also reflect the impact of inflation on consumer sentiment and on consumer traffic in the retail locations where we operate, as well as the impact of certain changes to our package program.  As we previously announced, we are making investments in our sales and marketing team and their supporting infrastructure and many of these costs are expensed currently.  While these expenses and the costs inherent in growing a vacation package pipeline to support future sales growth impact our profitability, we expect these investments to provide benefits in the future.”

“Overall, the demand for vacations by Bluegreen Vacation Club owners has been strong and we believe our core strategy of primarily offering a ‘drive-to’ network of resorts will continue to serve as a growth driver. During, the third quarter of 2022, we experienced an overall occupancy rate of approximately 85% at resorts with sales centers.”

“We intend to continue pursuing the acquisition and development of additional resort inventory in destinations frequently requested by our owners and in destinations strategic to the expansion of our sales and marketing operations.  In that regard, we recently took steps to add three new exciting resorts to the Bluegreen Vacation Club.  In July 2022, we acquired two resort buildings comprising 46 units in Vail, Colorado, further expanding our footprint in the West.  We hope to have this new location available for use by our owners in 2023.  In October 2022, we acquired a resort in Panama City Beach, Florida.  This high-demand location is expected to be converted into 200 VOI units, including our popular presidential suites, and a new sales preview center.  We are also commencing construction of a new resort in Pigeon Forge, Tennessee.  Planned to open in 2024, it is expected that the new resort will feature 67 guest accommodations, including three-bedroom presidential suites with upgraded in-room amenities. The project will also include an expansive sales preview center.  These new resorts are in addition to previously announced construction activities at our existing resorts in Big Bear, California and Orlando, Florida. As you can see, we have been busy making investments in additional new resort locations for the enjoyment of our 219,000 Bluegreen Vacation Club owners as well as the future expansion of our sales infrastructure.  While we expect these investments to adversely impact free cash flow in the near term, we believe that these investments will ultimately benefit our results of operations and cash flows in the future.”

“We cannot predict the future impact of general economic conditions, including higher interest rates and inflationary trends, the continuation of the COVID-19 pandemic, a possible recession, and labor availability, on our operations.  However, we will continue our focus on navigating these challenges, and pursuing long term growth and profitability while at the same time improving our customers’ vacation experiences.” Mr. Levan concluded.

# # #

Financial Results

(dollars in millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Q3 2022 vs Q3 2021 % Change	2022	2021	YTD 2022 vs YTD 2021 % Change

Total revenue	$250.8	$214.5	16.9%	$681.5	$554.1	23.0%
Income before non-controlling interest and provision for income taxes	$36.2	$35.3	2.5%	$89.6	$73.6	21.7%
Adjusted EBITDA attributable to shareholders (1)	$41.9	$42.6	(1.6)%	$107.6	$91.1	18.1%

(1) See Appendix for reconciliation of Adjusted EBITDA attributable to shareholders to Net income attributable to shareholders.

Adjusted EBITDA was $41.9 million for the quarter ended September 30, 2022, including $44.0 million generated by the Sales of VOIs and Financing Segment and $21.9 million produced by the Resort Operations and Club Management segment, partially offset by $19.3 million of corporate overhead and other expenses and $4.7 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC, Bluegreen’s 51%-owned subsidiary.

Adjusted EBITDA was $107.6 million for the nine months ended September 30, 2022, including $117.1 million generated by the Sales of VOIs and Financing Segment and $63.4 million produced by the Resort Operations and Club Management segment, partially offset by $60.7 million of corporate overhead and other expenses and $12.1 million of Adjusted EBITDA attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations LLC.  Please see the discussion of Segment Results below for further information.

Additionally, Hurricane Ian did not impact the third quarter of 2022, however, the Company believes the fourth quarter of 2022 will have an adverse impact to system-wide sales of VOIs of approximately $5.0 million to $10.0  million.

Segment Results

Sales of VOIs and Financing Segment

(dollars in millions, except per guest and per transaction amounts)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Q3 2022 vs Q3 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$206.9	$180.6	14.6%		$556.9	$451.1	23.5%
Segment adjusted EBITDA	$44.0	$47.0	(6.4)%		$117.1	$106.5	10.0%
Provision for loan losses	16.5%	16.2%	30	bp	15.6%	16.8%	(120)	bp
Cost of VOIs sold	9.5%	7.0%	250	bp	11.3%	7.7%	360	bp
Financing revenue, net of financing expense	$20.7	$16.9	22.5%		$58.7	$47.9	22.5%

Key Data Regarding Bluegreen’s System-wide sales of VOIs and Gross Profit

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Q3 2022 vs Q3 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

System-wide sales of VOIs	$206.9	$180.6	14.6%		$556.9	$451.1	23.5%
Number of total guest tours	69,490	62,449	11.3%		184,816	155,803	18.6%
Average sales price per transaction	$20,771	$17,524	18.5%		$20,545	$17,280	18.9%
Sales to tour conversion ratio	14.5%	16.6%	(210)	bp	14.8%	16.8%	(200)	bp
Sales volume per guest ("VPG")	$3,005	$2,910	3.3%		$3,036	$2,911	4.3%
Selling and marketing expenses, as a
% of system-wide sales of VOIs	56.3%	55.0%	130	bp	56.2%	54.2%	200	bp
Provision for loan losses	16.5%	16.2%	30	bp	15.6%	16.8%	(120)	bp
Cost of VOIs sold	9.5%	7.0%	250	bp	11.3%	7.7%	360	bp

System-wide sales of VOIs increased 15% to $206.9 million during the three months ended September 30, 2022 from $180.6 million for the three months ended September 30, 2021.  System-wide sales of VOIs are driven by the number of guests attending a timeshare sale presentation (a “guest tour”) and our ability to convert such guest tours into purchases of VOIs. The number of guest tours is driven by the number of existing owner guests Bluegreen has staying at a resort with a sales center who agree to attend a sales presentation and the number of new guest arrivals, the majority of which are utilizing a vacation package. We experienced increases in both the number of existing owner guest tours and the number of new guest tours which resulted in an increase in the number of guest tours during the 2022 periods as compared to the 2021 periods.

The number of guest tours was 11% higher while sales volume per guest, or VPG, was 3% higher in the third quarter of 2022 as compared to the third quarter of 2021.  The VPG performance in the third quarter of 2022 was driven by a 19% increase in average sales price per transaction, partially offset by a 210 basis-point decrease in the sale-to-tour conversion rate.

System-wide sales of VOIs increased 23% to $556.9 million during the nine months ended September 30, 2022 from $451.1 million during the nine months ended September 30, 2021.  The number of guest tours was 19% higher while sales volume per guest, or VPG, was 4% higher in the nine months ended September 30, 2022 as compared to the nine months ended September 30, 2021.  The VPG performance in the 2022 period was driven by a 19% increase in average sales price per transaction, partially offset by a 200 basis-point decrease in the sale-to-tour conversion rate.

Fee-based Sales Commission Revenue

Fee-based sales commission revenue was $14.2 million during the third quarter of 2022, which represented approximately 68% of fee-based VOI sales during the quarter. Fee-based VOI sales represented 10% of system-wide sales of VOIs during the quarter.

Fee-based sales commission revenue was $57.2 million during the nine months ended September 30, 2022, which represented approximately 68% of fee-based VOI sales during the period. Fee-based VOI sales represented 15% of system-wide sales of VOIs during the nine months ended September 30, 2022.

Fee-based VOI sales are expected to be between 14% to 16% of system-wide sales of VOIs in 2022.

Provision for Loan Losses

The provision for loan losses varies based on the amount of financed, non fee-based VOI sales during the period and Bluegreen’s estimates relating to the future performance on the notes receivable for existing and newly originated loans. The provision for loan losses as a percentage of gross sales of VOIs was approximately 17% during the third quarter of 2022 and 16% during the third quarter of 2021. The provision for loan losses as a percentage of gross sales of VOIs was 16% during the nine months ended September 30, 2022 and 17% during the nine months ended September 30, 2021. The change in the provision for loan losses during the 2022 periods as compared to the 2021 periods is driven by the change in the percentage of loans from existing owners versus new owners and lower defaults experienced in 2022.  The provision for loan losses applied to new loans during the nine months ended September 30, 2022 was 24%, which is a slight improvement over the prior year period.

The provision for loan losses is expected to be 16% to 17% of gross sales of VOIs for 2022.

Cost of VOIs Sold

In the third quarter of 2022, cost of VOIs sold represented 10% of sales of VOIs compared to 7% in the third quarter of 2021. During the nine months ended September 30, 2022, cost of VOIs sold represented 11% of sales of VOIs compared to 8% during the nine months ended September 30, 2021. Cost of VOIs sold as a percentage of sales of VOIs varies between periods based on the relative costs of the specific VOIs sold in each period and the size of the point packages of the VOIs sold. The cost of VOIs sold as a percentage of sales of VOIs increased during the 2022 periods, as compared to the same periods of 2021 primarily due to the relative mix of inventory being sold in the 2022 quarter partially offset by the timing of secondary market VOI purchases, which typically results in lower cost of sales in the period that we purchase these VOIs, and the reinstatement of certain equity trade programs in 2022.

Cost of VOIs sold is expected to be between 11% to 12% of sales of VOIs in 2022.

Financing Revenue, net of Financing Expense

Interest income on VOI notes receivable increased 22% to $25.5 million in the third quarter of 2022 compared to $20.9 million in the third quarter of 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable increased 24% to $4.8 million in the third quarter of 2022 compared to $3.8 million in the third quarter of 2021, primarily due to an increased weighted-average cost of borrowing reflecting increased interest rates.

Interest income on VOI notes receivable increased 19% to $71.0 million in during the nine months ended September 30, 2022 compared to $59.5 million during the nine months ended September 30, 2021 reflecting a higher balance of VOI notes receivable. Interest expense on receivable-backed notes payable increased 3% to $12.3 million during the nine months ended September 30, 2022 compared to $11.9 million during the nine months ended September 30, 2021, primarily due to an increased weighted-average cost of borrowing due to increased interest rates.

Selling and Marketing Expenses

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Q3 2022 vs Q3 2021 % Change		2022	2021	YTD 2022 vs YTD 2021 % Change

Selling and marketing expenses, as a % of system-wide sales of VOIs	56.3%	55.0%	130	bp	56.2%	54.2%	200	bp
Percentage of sales of VOIs to new customers	47.9%	50.5%	(260)	bp	46.0%	45.2%	80	bp
Number of Bass Pro and Cabela's marketing locations	128	123	4.1%		128	123	4.1%
Number of total guest tours	69,490	62,449	11.3%		184,816	155,803	18.6%
Number of vacation packages sold	40,595	52,013	(22.0)%		122,980	157,643	(22.0)%
Number of vacation packages outstanding, end of the period (1)	169,950	174,496	(2.6)%		169,950	174,496	(2.6)%

(1)

Excludes vacation packages greater than 12 months old, unless the holder of such vacation package had reserved a vacation stay, and vacation packages sold to customers who had already toured but purchased an additional vacation package. Further, amounts for the 2021 periods excludes vacation packages sold to customers which had been extended for an additional year in 2020 due to COVID-19.

Selling and marketing expenses increased 17% in the third quarter of 2022 compared to the third quarter of 2021 and represented 56% and 55% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses is due to increased variable costs including the commissions to sales personnel associated with the 15% increase in system-wide sales, increased expenses relating to the fulfillment of a greater number of guest tours in the period, and the cost of expanded marketing operations, including operating at an additional five Bass Pro and Cabela’s locations.  Since the third quarter of 2021, Bluegreen opened additional locations where it has continued its efforts to market and sell vacation packages.  Bluegreen’s vacation marketing programs resulted in the sale of 40,595 vacation packages during the third quarter of 2022. This reflects a decrease of approximately 22% in vacation package sales as compared to the third quarter of 2022, which we believe was due primarily to the challenging labor market, which impacted staffing levels and turnover at our marketing kiosks, the impact of inflation on consumer traffic in the retail locations where we operate, as well as certain changes to our package program, which we began testing in the second quarter of 2022. The active pipeline of vacation packages decreased to 169,950 at September 30, 2022 from 174,496 at September 30, 2021, based on vacation packages used or expired, net of new vacation package sales. While there is no assurance that this will continue to be the case, historically, approximately 40%-42% of vacation packages resulted in a guest tour at one of Bluegreen’s resorts with a sales center within twelve months of purchase. In addition to this active pipeline, Bluegreen also has a pipeline of approximately 16,700 vacation packages held by customers who already toured, some of whom purchased a VOI, and have indicated they would tour again. Bluegreen has several programs in place to attempt to reactivate vacation packages to promote future travel and in turn potential future VOI sales.

As a percentage of sales, the increase in selling and marketing expenses reflects higher guest tours and the costs associated with our expansion of our sales and marketing operations.

Selling and marketing expenses increased 28% during the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021, and represented 56% and 54% of system-wide sales of VOIs, respectively.  The increase in selling and marketing expenses is due to the 23% increase in system-wide sales, as well as the increase in selling and marketing expenses as a percentage of sales. Such increase in the selling and marketing expense percentage is a result of expanded sales and marketing activity, increased costs incurred to attract and retain sales and marketing employees and a higher proportion of VOI sales to new customers compared to the prior year. Further, since the third quarter of 2021, Bluegreen commenced marketing operations at additional locations where it has continued its efforts to market and sell discounted vacation packages.

Selling and marketing expenses are expected to be between 56% to 58% as a percentage of system-wide sales for 2022.

General & Administrative Expenses from Sales & Marketing Operations

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 53% to $13.4 million during the third quarter of 2022 from $8.8 million during the third quarter of 2021, respectively. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 6% in the third quarter of 2022 and 5% in the third quarter of 2021.

General and administrative expenses representing expenses directly attributable to sales and marketing operations increased 52% to $37.4 million during the nine months ended September 30, 2022 from $24.6 million during the nine months ended September 30, 2021. As a percentage of system-wide sales of VOIs, general and administrative expenses attributable to sales and marketing operations were 7% in the nine months ended September 30, 2022 and were 5% in the nine months ended September 30, 2021.

For both the third quarter and nine months ended September 30, 2022, the increase in general and administrative expenses attributable to sales and marketing operations reflects increased compensation costs due to expansion of our sales and marketing support operations.

General and administrative expenses representing expenses directly attributable to sales and marketing operations as a percentage of sales are expected to be between 6% to 7% as a percentage of system-wide sales in 2022.

Resort Operations and Club Management Segment

(dollars in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2022	2021	Q3 2022 vs Q3 2021 % Change	2022	2021	YTD 2022 vs YTD 2021 % Change

Resort operations and club management revenue	$51.6	$46.9	10.0%	$143.3	$133.3	7.5%
Segment Adjusted EBITDA	$21.9	$21.6	1.2%	$63.4	$58.9	7.6%
Resorts managed	50	49	2.0%	50	49	2.0%

In the third quarter of 2022, resort operations and club management revenue increased 10% to $51.6 million from $46.9 million in the prior year quarter due to higher management fees, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue which does not impact Segment Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenue increased 9% during the third quarter of 2022, as compared to the third quarter of 2021, primarily due to an increase in management fees commensurate with higher resort operating costs. Segment Adjusted EBITDA increased 1% to $21.9 million in the third quarter of 2022 from $21.6 million in the third quarter of 2021.

During the nine months ended September 30, 2022, resort operations and club management revenue increased 8% to $143.3 million from $133.3 million in the prior year period due to higher management fees, which impact Segment Adjusted EBITDA, and an increase in cost reimbursement revenue which does not impact Segment Adjusted EBITDA.  Net of cost reimbursement revenue, resort operations and club management revenue increased 7% during the nine months ended September 30, 2022, as compared to the nine months ended September 30, 2021, primarily due to an increase in management fees commensurate with higher resort operating costs. Segment Adjusted EBITDA increased 8% to $63.4 million for the nine months ended September 30, 2022 from $58.9 million for the nine months ended September 30, 2021.

Corporate Overhead, Administrative Expenses and Interest Expense

Corporate General and Administrative Expenses

General and administrative expenses decreased 9% to $22.3 million during the third quarter of 2022 from  $24.4 million during the third quarter of 2021.  General and administrative expenses were $69.9 million and $69.5 million during the nine months ended September 30, 2022 and the nine months ended September 30, 2021, respectively.  The increase during the nine month period as compared to the prior year period was primarily due to higher legal expenses and higher IT costs.

Interest Expense

Interest expense not related to receivable-backed debt was $6.1 million and $4.8 million during the third quarters of 2022 and 2021, respectively.  Interest expense not related to receivable-backed debt was $16.7 million and $15.4 million during the nine months ended September 30, 2022 and 2021, respectively. These increases were primarily due to a higher weighted average cost of borrowing due to increased interest rates in the 2022 periods.

Share Repurchase Program

The Company’s share repurchase program authorizes the Company, in management’s discretion, to repurchase shares of the Company’s Class A Common Stock and Class B Common Stock from time to time, subject to market conditions and other factors considered by management, at an aggregate purchase price of up to $90 million.  During the nine months ended September 30, 2022, the Company repurchased and retired 1.9 million shares of its Class A Common Stock for approximately $54.4 million. As of September 30, 2022, $8.3 million remained available for the repurchase of shares under the Company’s share repurchase program.

Renewal and Expansion of VOI Receivable-Backed Notes Purchase Facility

In September 2022, the Company amended and extended the VOI notes receivable purchase facility with KeyBank National Association (“KeyBank”), Bank of America, N.A. (“Bank of America”), Citizens Bank (“Citizens”), DZ Bank AG Deutsche Zentral-Genossenschaftsbank, Frankfurt AM Main (“DZ”), and Truist Bank (“Truist”) as the funding agents, and KeyBank and Bank of America serving as Lead Arranger and Co-Lead Arranger, respectively.

The amended and restated purchase facility extended the advance period from December 2022 to September 2025 and increased the maximum outstanding financings from $80.0 million to up to $250.0 million. The amended and restated facility provides for an advance rate of up to 88% with respect to VOI receivables securing amounts financed (an increase from the 80% advance rate prior to the amendment and restatement). Borrowings under the facility bear interest until the expiration of the revolving advance period at a rate equal to the one-month Term SOFR plus 1.75% (a decrease from one-month LIBOR or commercial paper rate plus 2.25% prior to the amendment and restatement) and thereafter at a rate equal to the one-month Term SOFR plus 2.75% (a decrease from one-month LIBOR or commercial paper rate plus 3.25% prior to the amendment and restatement).

Additional Information

For more complete and detailed information regarding the Company and its financial results, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2021,  which was filed with the SEC on March 4, 2022, and its Quarterly Report on Form 10-Q for the three months ended September 30, 2022, which is expected to be filed with the SEC on or about November 3, 2022, and will be available on the SEC's website, https://www.sec.gov, and on the Company’s website, www.BVHCorp.com.

Non-GAAP Financial Measures

The Company refers to certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA, System-wide Sales of VOIs, and Free Cash Flow. Please see the supplemental tables herein for how these terms are defined and for reconciliations of such measures to the most comparable GAAP financial measures.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations.  The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 70 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks.  The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

Forward Looking Statements

Certain statements in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, are forward-looking statements.  Forward-looking statements are based on current expectations of management and can be identified by the use of words such as “believe”, “may”, “could”, “should”, “plans”, “anticipates”, “intends”, “estimates”, “expects”, and other words and phrases of similar import.  Forward-looking statements involve risks, uncertainties, and other factors, many of which are beyond our control, that may cause actual results or performance to differ from those set forth or implied in the forward-looking statements. These risks and uncertainties include, without limitation, the risk that the Company is a holding company and, accordingly, will be largely dependent on dividends from Bluegreen to fund its expenses and obligations in future periods, and Bluegreen’s ability to pay dividends will depend on its results and may be limited by the terms of Bluegreen’s indebtedness; risks regarding the amount of shares, if any, which may be repurchased by the Company in the future, the value of any shares repurchased by the Company, the timing of any share repurchases, and the availability of funds for the repurchase of shares; the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all; risks relating to Bluegreen’s business, operations, financial results, business strategy and prospects; risks related to the COVID-19 pandemic and the recovery from the COVID-19 pandemic; risks related to general economic conditions, including increasing interest rates, inflationary trends, a potential recession and supply chain issues, and our ability to successfully navigate these adverse condition; competitive conditions; labor market conditions, including costs and shortages of labor, and its impact on Bluegreen’s operations and sales; risks related to changes made to our vacation package program and its impact on our sales; risks related to our investments in sales and marketing efforts and infrastructure, including their impact on our cash flow and the risk that they may not result in the benefits anticipated; risks related to resort acquisitions and our pursuit of acquisition and development opportunities, including that acquired resorts may not open when planned, the costs and risks of development and renovation activities, including potential construction delays and environmental issues, that we may not be successful in identifying or consummating acquisition or development opportunities in the future, and that acquired or developed resorts may not be successfully operated or result in the benefits anticipated;  risks relating to our liquidity and the availability of capital; the risk that our allowance for loan losses may not be adequate and, accordingly, may need to be further increased in the future, including if Bluegreen’s default rates increase and exceed expectations;; risks related to Bluegreen’s efforts to address the actions of timeshare exit firms and the increase in default rates associated therewith are not successful, or otherwise; risks related to our indebtedness, including the potential for accelerated maturities and debt covenant violations; the impact of the COVID-19 pandemic and general economic conditions, including inflation, on Bluegreen’s consumers, including their income and level of  discretionary spending, and on consumer traffic at retail locations; the risk that our core strategy of primarily offering a ‘drive-to’ network of resorts will not continue to serve as a growth driver; the risk that resort operations and club management segment may not continue to produce recurring EBITDA and free cash flow; risks that Bluegreen’s current or future marketing alliances and arrangements, including its marketing arrangements with Bass Pro and the Choice Hotels program, may not be maintained or result in the benefits anticipated, including increased VOI sales and sales efficiencies, that sales from marketing alliances and other arrangements or otherwise may not continue as expected, that any future expansion into additional Bass Pro or Cabela’s stores may not meet Bluegreen’s expectations or goals, and there is no assurance that Bluegreen will continue to have marketing operations at the Bass Pro and Cabela’s stores where it currently conducts marketing operations; the risk that vacation package sales, including those in the pipeline, may not convert to tours and/or VOI sales at anticipated or historical rates; the risk that efforts to reactivate older vacation packages which have not been used may not be successful; the risk that resort occupancies may not continue at historical levels or meet expectations; our ability to successfully implement strategic plans and initiatives, generate earnings and long-term growth may not result in increased sales, revenues or efficiencies, or otherwise be successful; risks that construction defects, structural failures or natural disasters at or in proximity to Bluegreen’s resorts, including the condominium collapse which occurred in close proximity to Bluegreen’s resort in Surfside, Florida and which has resulted in the temporary closure of such resort, may cause liabilities that are not adequately covered by insurance and closures of operations that may have a significant adverse impact on our results of operations and cash flow; risks related to expansion of the resort network in existing and to new locations, including that such expansion may not be successful, may increase the Company’s debt and decrease the Company’s free cash flow; risks related to the mix of sales to new customers and existing owners, including that the level of sales to new customers may not be increased or maintained, or support net owner growth in the future; and the additional risks and uncertainties described in the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), which was filed on March 4, 2022, and the Company’s Quarterly Report on Form 10-Q for the three months ended September 30, 2022, which is expected to be filed on November 3, 2022. The Company cautions that the foregoing factors are not exclusive. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. The Company does not undertake, and specifically disclaims any obligation, to update or supplement any forward-looking statements. In addition, past performance may not be indicative of future results.

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$162,667	$140,225
Restricted cash ($18,532 and $15,956 in VIEs at September 30, 2022
and December 31, 2021, respectively)	41,528	42,854
Notes receivable	718,291	609,429
Less: Allowance for loan losses	(195,881)	(163,107)
Notes receivable, net ($283,806 and $248,873 in VIEs
at September 30, 2022 and December 31, 2021, respectively)	522,410	446,322
Vacation ownership interest ("VOI") inventory	327,119	334,605
Property and equipment, net	84,305	87,852
Intangible assets, net	61,293	61,348
Operating lease assets	29,531	33,467
Prepaid expenses	16,659	25,855
Other assets	32,893	37,984
Total assets	$1,278,405	$1,210,512

LIABILITIES AND EQUITY
Liabilities
Accounts payable	$17,337	$14,614
Deferred income	15,566	13,690
Accrued liabilities and other	115,768	100,131
Receivable-backed notes payable - recourse	21,600	22,500
Receivable-backed notes payable - non-recourse (in VIEs)	348,512	340,154
Note payable to BBX Capital, Inc.	50,000	50,000
Note payable and other borrowings	116,303	97,125
Junior subordinated debentures	135,732	134,940
Operating lease liabilities	34,390	37,870
Deferred income taxes	108,804	95,688
Total liabilities	964,012	906,712
Commitments and Contingencies - See Note 9
Equity
Preferred stock of $0.01 par value; authorized 10,000,000 shares	—	—
Class A Common Stock of $0.01 par value; authorized 30,000,000 shares;
issued and outstanding 15,206,707 in 2022 and 17,118,392 in 2021	152	171
Class B Common Stock of $0.01 par value; authorized 4,000,000 shares;
issued and outstanding 3,664,117 in 2022 and 3,664,412 in 2021	37	37
Additional paid-in capital	121,889	173,909
Accumulated earnings	119,994	69,316
Total Bluegreen Vacations Holding Corporation equity	242,072	243,433
Non-controlling interest	72,321	60,367
Total equity	314,393	303,800
Total liabilities and equity	$1,278,405	$1,210,512

BLUEGREEN VACATIONS HOLDING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue:
Gross sales of VOIs	$185,902	$128,090	$472,295	$306,640
Provision for loan losses	(30,684)	(20,707)	(73,789)	(51,514)
Sales of VOIs	155,218	107,383	398,506	255,126
Fee-based sales commission revenue	14,241	35,585	57,174	96,921
Other fee-based services revenue	34,559	31,920	98,553	91,259
Cost reimbursements	20,719	18,699	54,950	50,859
Interest income	25,803	20,931	71,506	59,787
Other income, net	296	—	774	157
Total revenues	250,836	214,518	681,463	554,109
Costs and Expenses:
Cost of VOIs sold	14,805	7,482	44,868	19,675
Cost of other fee-based services	15,377	11,768	41,732	44,500
Cost reimbursements	20,719	18,699	54,951	50,859
Interest expense	10,822	8,660	28,935	27,271
Selling, general and administrative expenses	152,881	132,496	421,339	338,246
Other expense, net	—	121	—	—
Total costs and expenses	214,604	179,226	591,825	480,551
Income before income taxes	36,232	35,292	89,638	73,558
Provision for income taxes	(8,586)	(7,975)	(20,948)	(16,858)
Net income	27,646	27,317	68,690	56,700
Less: Income attributable to noncontrolling interests	4,682	4,190	11,954	11,098
Net income attributable to shareholders	$22,964	$23,127	$56,736	$45,602

Comprehensive income attributable to shareholders	$22,964	$23,127	$56,736	$45,602

Basic earnings per share (1)	$1.20	$1.07	$2.83	$2.21
Diluted earnings per share (1)	$1.19	$1.06	$2.81	$2.21
Basic weighted average number of common shares outstanding	19,101	21,709	20,029	20,660
Diluted weighted average number of common and common equivalent shares outstanding	19,232	21,727	20,191	20,660
Cash dividends declared per Class A and B common shares	$0.15	$—	$0.30	$—

(1)	Basic and Diluted EPS are calculated the same for both Class A and B common shares.

BLUEGREEN VACATIONS HOLDING CORPORATION

ADJUSTED EBITDA ATTRIBUTABLE TO SHAREHOLDERS RECONCILIATION

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
(in thousands)
Net income attributable to shareholders	$22,964	23,127	$56,736	45,602
Net income attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations	4,682	4,190	11,954	11,098
Net Income	27,646	27,317	68,690	56,700
Add: Depreciation and amortization	3,766	3,945	11,538	11,678
Less: Interest income (other than interest earned on
VOI notes receivable)	(298)	(77)	(491)	(267)
Add: Interest expense - corporate and other	6,053	4,811	16,656	15,353
Add: Provision for income taxes	8,586	7,975	20,948	16,858
EBITDA	45,753	43,971	117,341	100,322
Add: Share-based compensation expense	836	457	2,398	608
Loss (gain) on assets held for sale	7	12	(32)	(24)
Add: Severance and other	—	2,403	—	2,403
Adjusted EBITDA	46,596	46,843	119,707	103,309
Adjusted EBITDA attributable to the non-controlling interest	(4,746)	(4,221)	(12,131)	(12,250)
Adjusted EBITDA attributable to shareholders	$41,850	42,622	$107,576	91,059

The Company defines EBITDA as earnings, or net income, before taking into account interest income (excluding interest earned on VOI notes receivable), interest expense (excluding interest expense incurred on debt secured by VOI notes receivable) and depreciation and amortization.  The Company defines Adjusted EBITDA as its EBITDA, adjusted to exclude amounts of loss (gain) on assets held for sale, share-based compensation expense, and items that the Company believes are not representative of ongoing operating results.  Accordingly, the Company excludes certain items which it believes are not representative of ongoing operating results, such as severance charges net of employee retention tax credits and incremental costs associated with the COVID-19 pandemic. The Company defines Adjusted EBITDA Attributable to Shareholders as Adjusted EBITDA excluding amounts attributable to the non-controlling interest in Bluegreen/Big Cedar Vacations (in which Bluegreen owns a 51% interest). For purposes of the EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders, no adjustments were made for interest income earned on Bluegreen’s VOI notes receivable or the interest expense incurred on debt that is secured by such notes receivable because they are both considered to be part of the ordinary operations of Bluegreen’s business.

The Company considers EBITDA, Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders to be indicators of its operating performance, and they are used by the Company to measure its ability to service debt, fund capital expenditures and expand its business. EBITDA and Adjusted EBITDA are also used by companies, lenders, investors, and others because they exclude certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provision for income taxes can vary considerably among companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders also exclude depreciation and amortization because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders are not recognized terms under GAAP and should not be considered as an alternative to net income (loss) or any other measure of financial performance or liquidity, including cash flow, derived in accordance with GAAP, or to any other method or analyzing the Company’s results as reported under GAAP. The limitations of using EBITDA, Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders as an analytical tool include, without limitation, that EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect (i) changes in, or cash requirements for, the Company’s working capital needs; (ii) the Company’s interest expense, or the cash requirements necessary to service interest or principal payments on its indebtedness (other than as noted above); (iii) the Company’s tax expense or the cash requirements to pay its taxes; (iv) historical cash expenditures or future requirements for capital expenditures or contractual commitments; or (v) the effect on earnings or changes resulting from matters that the Company considers not to be indicative of its future operations or performance. Further, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDA Attributable to Shareholders do not reflect any cash requirements for such replacements. In addition, the Company’s definition of Adjusted EBITDA or Adjusted EBITDA Attributable to Shareholders may not be comparable to definitions of Adjusted EBITDA, Adjusted EBITDA Attributable to Shareholders or other similarly titled measures used by other companies.

BLUEGREEN VACATIONS HOLDING CORPORATION

SYSTEM-WIDE SALES OF VOIs RECONCILIATION (1)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021
Gross sales of VOIs	$185,902	$128,090	$472,295	$306,640
Add: Fee-Based sales	20,949	52,474	84,645	144,413
System-wide sales of VOIs	$206,851	$180,564	$556,940	$451,053

(1)

System-wide Sales of VOIs is a non-GAAP measure and represents all sales of VOIs, whether owned by Bluegreen or a third party immediately prior to the sale. Sales of VOIs owned by third parties are transacted as sales of VOIs in the Bluegreen Vacation Club through the same selling and marketing process Bluegreen uses to sell its VOI inventory. The Company considers system-wide sales of VOIs to be an important operating measure because it reflects all sales of VOIs by its sales and marketing operations without regard to whether Bluegreen or a third party owned such VOI inventory at the time of sale. System-wide sales of VOIs should not be considered as an alternative to sales of VOIs or any other measure of financial performance derived in accordance with GAAP or to any other method of analyzing the Company’s results as reported under GAAP.

BLUEGREEN VACATIONS HOLDING CORPORATION

FREE CASH FLOW RECONCILIATION (1)

	For the Nine Months Ended September 30,
(in thousands)	2022	2021
Net cash provided by operating activities	$68,734	$86,072
Purchases of property and equipment	(9,459)	(11,478)
Free Cash Flow	$59,275	$74,594

(1)

Free cash flow is a non-GAAP measure which the Company defines as cash provided by operating activities less capital expenditures for property and equipment.  The Company focuses on the generation of free cash flow and considers free cash flow to be a useful supplemental measure of its ability to generate cash flow from operations and as a supplemental measure of liquidity.  Free cash flow should not be considered as an alternative to cash flow from operating activities or any other measure of liquidity derived in accordance with GAAP or to any other method of analyzing the Company’s results as reported under GAAP.  The Company’s computation of free cash flow may differ from the methodology used by other companies.  Investors are cautioned that items excluded from free cash flow are a significant component in understanding and assessing the Company’s liquidity and financial performance.

BLUEGREEN VACATIONS HOLDING CORPORATION

SALES OF VOIs AND FINANCING SEGMENT- ADJUSTED EBITDA

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2022		2021		2022		2021
	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)	Amount	% of System- wide sales of VOIs (5)
(in thousands)
Bluegreen owned VOI sales(1)	$185,902	90	$128,090	71	$472,295	85	$306,640	68
Fee-Based VOI sales	20,949	10	52,474	29	84,645	15	144,413	32
System-wide sales of VOIs	206,851	100	180,564	100	556,940	100	451,053	100
Less: Fee-Based sales	(20,949)	(10)	(52,474)	(29)	(84,645)	(15)	(144,413)	(32)
Gross sales of VOIs	185,902	90	128,090	71	472,295	85	306,640	68
Provision for loan losses (2)	(30,684)	(17)	20,707)	(16)	(73,789)	(16)	(51,514)	(17)
Sales of VOIs	155,218	75	107,383	59	398,506	72	255,126	57
Cost of VOIs sold (3)	(14,805)	(10)	(7,482)	(7)	(44,868)	(11)	(19,675)	(8)
Gross profit (3)	140,413	90	99,901	93	353,638	89	235,451	92
Fee-Based sales commission revenue (4)	14,241	68	35,585	68	57,174	68	96,921	67
Financing revenue, net of financing expense	20,736	10	16,929	9	58,736	11	47,854	11
Other expense	(663)	0	—	0	(1,173)	0	—	0
Other fee-based services, title operations and other, net	2,359	1	2,741	2	6,956	1	6,375	1
Net carrying cost of VOI inventory	(4,905)	(2)	(4,036)	(2)	(12,975)	(2)	(17,927)	(4)
Selling and marketing expenses	(116,484)	(56)	(99,261)	(55)	(312,940)	(56)	(244,392)	(54)
General and administrative expenses - sales and marketing	(13,421)	(6)	(8,760)	(5)	(37,355)	(7)	(24,559)	(5)
Operating profit - sales of VOIs and financing	42,276	20%	43,099	24%	112,061	20%	99,723	22%
Add: Depreciation and amortization	1,677		1,515		4,992		4,351
Adjusted EBITDA - sales of VOIs and financing	$43,953		$47,017		$117,053		$106,477

(1)	Bluegreen owned sales represent sales of VOIs acquired or developed by Bluegreen.
(2)	Percentages for provision for loan losses are calculated as a percentage of gross sales of VOIs, which excludes Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(3)	Percentages for costs of VOIs sold and gross profit are calculated as a percentage of sales of VOIs (and not as a percentage of system-wide sales of VOIs).
(4)	Percentages for Fee-Based sales commission revenue are calculated as a percentage of Fee-Based sales (and not as a percentage of system-wide sales of VOIs).
(5)	Represents the applicable line item, calculated as a percentage of system-wide sales of VOIs unless otherwise indicated in the above footnotes.